EXHIBIT 10.5 (b)

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into as of the 1st day of January 2001, by and between Rural Cellular Corporation ("RCC" or "Company") and Richard P. Ekstrand (the "Employee").
        WHEREAS, the Company and the Employee have heretofore entered into an Employment Agreement dated as of January 22, 1999 (the "Employment Agreement"), which agreement is now in full force and effect;
        WHEREAS, the Employment Agreement provides certain protections for the Employee in the event of a change in control of the Company; and WHEREAS, the Company's Board of Directors has determined it is appropriate, and in the best interests of the Company and its shareholders, to improve the protections provided to the Employee in the event of a change in control, and to thereby reinforce and encourage her continued attention and dedication to her assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control;
        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Company and the Employee agree as follows:
          1. Section 11 of the Employment Agreement is hereby amended in its entirety, to read as follows:
               "11. CHANGE IN CONTROL.
                    (a) The Employee will be entitled to the payments and benefits described in this Section 11 if the Employee's employment under this Agreement is terminated:
                         (i) by the Company, other than for Just Cause, in
               connection with or within 24 months after the occurrence of a Change in Control (as defined in Appendix A hereto); or
                         (ii) by the Employee, for Good Reason, within 24 months
               after the occurrence of a Change in Control (as defined in Appendix A hereto).
                    (b) If the Employee satisfies the requirements set forth in paragraph (a), the Employee shall be paid an amount equal to the greater of either:
                         (i) 299% of the Employee's "base amount" as defined in
               Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder, or
                         (ii) provided that the Company's reported EBITDA
               (earnings before taxes, interest, depreciation and amortization) margins for the three immediately preceding fiscal years have averaged 30%, or greater, an amount equal to the sum of (A) 299% of the Employee's annual base salary at the highest rate in effect during the period beginning 12 months prior to the occurrence of the Change in Control and ending on the date of the Employee's termination of employment plus (B) 299% of the largest bonus and/or incentive payment (excluding "pay to stay" or similar bonuses) payable to the Employee for any fiscal year of the Company that ended during the period beginning 12 months prior to the occurrence of the Change in Control and ending on the date of the Employee's termination of employment.
          Said amount shall be paid to the Employee in one lump sum, within five days after the Employee's termination of employment.
                    (c) TERMINATION FOR "GOOD REASON." For the purposes of this
          Section 11, "Good Reason" for termination of employment by the Employee shall be the occurrence of any of the following events, which have not been consented to in advance by the Employee in writing:
                         (i) If the Employee is employed at the Company's
               principal executive offices at the time of a Change in Control, a relocation of such principal executive offices to a location more than fifty miles from such location, or a requirement that the Employee be based anywhere other than the Company's principal executive offices at the time of the Change in Control.
                         (ii) If the Employee is not employed at the Company's
               principal executive offices at the time of a Change in Control, the Employee's relocation to any place other than the location at which the Employee principally performed her duties prior to the Change in Control.
                         (iii) Required travel by the Employee on the Company's
               business to an extent substantially greater than the Employee's business travel obligations at the time of the Change in Control.
                         (iv) A requirement that the Employee report to a person
               or persons other than the Board of Directors in the organizational structure of RCC.




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                           (v)   A failure by RCC to maintain the Employee's
                  base compensation in effect as of the date of the Change in Control and material fringe benefit, performance incentive and employee benefit plans substantially equivalent to those in effect as of the date of the Change in Control.
                           (vi) An assignment to the Employee of duties and responsibilities other than those normally associated with her position as referenced at Section 1 of this Agreement.
                           (vii) A material diminution or reduction of the
                  Employee's responsibilities or authority.
                    (d)    EXCISE TAX PAYMENTS.
                           --------------------
                           (i) If any payments or benefits due to the Employee under this Agreement and/or under any other plan or program of the Company would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, and if the amount of the Employee's parachute payments (as defined in Section 280G(b)
                  (2) of the Code) taken into account for the purposes of such Excise Tax does not exceed 330% of the Employee's base amount (as defined in Section 280G(b)(3) of the Code), then the payments or benefits which are subject to the Excise Tax shall be adjusted until the amount of such parachute payments equals 299% of such base amount. The adjustments shall be made in such manner, and to such payments or other benefits, as the Employee and the Company shall mutually agree.
                           (ii) If any payments or benefits due to the Employee under this Agreement and/or under any other plan or program of the Company would be subject to the Excise Tax, and if the amount of the Employee's parachute payments (as defined in Section 280G(b)(2) of the Code) taken into account for the purposes of such Excise Tax exceeds 330% of the Employee's base amount (as defined in Section 280G(b)(3) of the Code), the Company shall pay to the Employee an additional amount (the "Gross-Up Payment") so that the net amount that is retained by the Employee, after the deduction of the Excise Tax and any other taxes (including Excise Taxes) that are imposed upon the Gross-Up Payment (other than interest and penalties imposed by reason of the Employee's failure to file a timely tax return or pay taxes shown as due on his return), is equal to the payments and other benefits the Employee would have retained in the absence of the Excise Tax. For the purpose of calculating the Gross-Up Payment, the Employee's tax rate will be deemed to be the highest marginal rate of federal individual income tax, plus the highest marginal rates of state, local and/or foreign individual income taxes in the state and locality or foreign jurisdiction of the Employee's residence (net of the reduction in federal income taxes which could be obtained from any deduction or credit attributable to the state, local or foreign taxes), that are in effect for the calendar year in which the Gross-Up Payment is to be made.
                           (iii) An initial determination as to whether a
                  Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company and reasonably acceptable to the Employee which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and the Employee within five days of the date of termination of the Employee's employment, if applicable, or at such other time as may be requested by the Company or the Employee (provided the Employee reasonably believes that she may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion to that effect which is reasonably acceptable to the Employee. Within ten days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this paragraph (d), shall be paid by the Company to the Employee within five days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Employee's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Employee any additional amount required by such resolution, or, if it is determined that the Excise Tax is lower than originally determined, the Employee shall repay to the Company the excess amount of the Gross-

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               Up Payment. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee, subject to the application of subparagraph (v) below.
                         (v) Notwithstanding anything contained in this
               Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any payment or benefit, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the payment or benefit.
                    (e) The Employee's payments and benefits under this Section 11 shall be in consideration of the Employee's past service and the Employee's continued service from the date of this Agreement, and the Employee's entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which the Employee may receive from future employment.
                    (f) The payments and other benefits provided under this
          Section 11 shall be in lieu of any other future payments which the Employee would otherwise be entitled to receive under Section 9 of this Agreement."
     2. A new paragraph (c) is added at the end of Section 13 of the Employment Agreement, to read as follows:
     "(c) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Employee to terminate the Employee's employment for Good Reason (as defined in Section
     11), whereupon the Employee shall be entitled to receive the payments and other benefits described in this Agreement as though such termination had occurred upon or after the occurrence of a Change in Control."

      3.   Except to the extent specifically amended by this Agreement, the
           Employment Agreement shall continue in full force and effect.
                                      * * *
ATTEST                                RURAL CELLULAR CORPORATION


By   /s/ WESLEY E. SCHULTZ           By   /s/ ANN K. NEWHALL
   -------------------------            -------------------------------
     Assistant Secretary                  Ann K. Newhall
                                          Executive Vice President and
                                          Chief Operating Officer

WITNESS

     /s/ NANCY GILBERTSON                 /s/ RICHARD P. EKSTRAND
----------------------------         ------------------------------------
     Nancy Gilbertson                Richard P. Ekstrand



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